Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333___ on Form S-8 of Peoples Financial Corporation of our report dated June 25, 2007 with respect to our audit of the net assets available for benefits of Peoples Financial Corporation Employee Stock Ownership Plan as of December 31, 2006 and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule, Schedule H, Line 4 — Schedule of Assets (Held at End of Year) as of December 31, 2006, which is incorporated by reference in this Annual Report on Form 11-K/A of Peoples Financial Corporation Employee Stock Ownership Plan for the year ended December 31, 2006.
/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
June 25, 2007